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                            POST PROPERTIES, INC.
               (Name Of Registrant As Specified In Its Charter)

                                JOHN A. WILLIAMS
                                  ROY E. BARNES
                             FRANCIS L. BRYANT, JR.
                                 PAUL J. DOLINOY
                                THOMAS J.A. LAVIN
                                GEORGE R. PUSKAR
   (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)


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For Immediate Release

Contacts:
Media                                     Investors
Jeremy Fielding/Kimberly Kriger           Larry Dennedy/Bob Marese
Kekst and Company                         MacKenzie Partners, Inc.
212-521-4800                              212-929-5500


JOHN WILLIAMS AND SLATE OF INDEPENDENT NOMINEES POSE KEY QUESTIONS FOR POST'S
                              BOARD AND MANAGEMENT

  Questions to Which all Shareholders Deserve Answers Posted in "What's New"
                 Section of WWW.POSTSHAREHOLDERS.COM website
                            ------------------------

ATLANTA, April 29, 2003 - The website for Post Properties (NYSE:PPS) Shareholders, WWW.POSTSHAREHOLDERS.COM, today launched a dedicated "What's New" section, it was announced today. The first posting to this regularly updated section is a list of key questions for Post's Board and Management to answer:

1) Why don't you have a fiduciary duty to explore bona fide acquisition proposals like the $26 proposal received on March 14, 2003?
2) Can you explain your financial analysis justifying your rejection of their offer, and your refusal to take them up on their willingness to explore paying potentially more?
3) Given your refusal to explore this proposal, what is your plan for restoring operating performance to levels that will result in a share price reflecting a meaningful premium to the $26.00 per share offer? How long should shareholders wait for this restoration of value?
4) What revenue management programs will you put in place to stem the tide of declining same store revenue, which remains the worst amongst a peer group of 16 major publicly traded apartment companies?
5) How would you respond to the questions raised by independent analysts and investors who are concerned that they believe Post's stock price will decline if the independent slate is not elected? Will it go back to $22.95, the closing price of Post shares on March 14, 2003, the day the company received the bona fide acquisition proposal?
6) Why haven't we heard about the compensation package being negotiated for Bob Goddard? Are you afraid to share that information with shareholders before the annual meeting?
7) What qualifies Goddard for his leadership position - he has never held a position of leadership in a public company, let alone a major publicly traded apartment REIT - shareholders have a right to know this material information before the vote?
8) Will you confirm or deny that employees feel some executives are using intimidation tactics that they will be fired or will lose their jobs if they vote


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      in favor of the independent slate proposed by John Williams? Will you confirm that employees will not face any reprisals based on how they vote, and that their votes of their 401K plan shares will be kept confidential as required by law?
9) Why have you refused to give any explanation for the firings of Greg Fox, Chief Financial Officer and his direct report, Doug Gray, Executive Vice President, responsible for asset acquisitions and dispositions, two of the top six senior executives of the company? If their performance was so unsatisfactory, why were their severance packages so rich? Are they required, as part of their sweetheart payments, not to discuss the circumstances of their termination?
10) How can you justify paying Fox, a fired employee, a severance package of approximately $1.7 million, and Gray, another fired employee, over $1 million in a severance package, according to our estimates based on the company's public disclosure? Is this also fair to associates of Post, who have been forced to take a 2 1/2 percent cap on salary increases?
11) Do you think that conducting over $200 million in asset sales through just one broker, with whom the company has no formal engagement documentation, and no incentive or penalty clauses, demonstrates the company has no proper oversight over the sale process? Why didn't the Board know about this?
12) Is it true, as we have heard, that John Mears, EVP of Development and another of the top six executives of the company, is leaving the company? If so, why? If he, too, is gone, that will make 50% of the top management leaving without proper explanation to shareholders. What are you hiding from Post shareholders?

You may obtain a free copy of Mr. Williams' proxy statement and other relevant documents by calling MacKenzie Partners, Inc. toll-free at (800) 322-2885 or
(212) 929-5500 or by email at PROXY@MACKENZIEPARTNERS.COM. Mr. Williams' proxy statement, which has been mailed to Post Properties Shareholders and other filings and information related to his solicitation can be found at WWW.POSTSHAREHOLDERS.COM
------------------------

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